UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    March 5, 2007

Impac Mortgage Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-14100	33-0675505
(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 475-3600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02               Results of Operations and Financial Condition

On March 5, 2007, Impac Mortgage Holdings, Inc. (the “Company”) issued a press release providing certain 2006 year-end financial information.  A copy of the press release is attached hereto as Exhibit 99.1 and the information therein is incorporated herein by reference.

The press release contains a non-GAAP number of estimated taxable income.  Estimated taxable income available to IMH common stockholders excludes net earnings from IFC and its subsidiaries and the elimination of inter-company loan sale transactions. The following schedule reconciles net GAAP (loss) earnings to estimated taxable income available to common stockholders of the REIT. The following table is in thousands except per share amounts (unaudited):

For the year ended December 31,
2006 (1)
Net (loss) earnings	$(73,650)
Adjustments to net (loss) earnings: (2)
Loan loss provision (3)	43,054
Tax deduction for actual loan losses (3)	(27,157)
GAAP earnings on REMICs (4)	(18,445)
Taxable income on REMICs (4)	34,297
Change in fair value of derivatives (5)	114,490
Dividends on preferred stock	(14,698)
Net loss (earnings) of taxable REIT subsidiaries (6)	25,994
Dividend from taxable REIT subsidiaries (7)	7,400
Elimination of inter-company loan sales transactions (8)	(11,913)
Net miscellaneous adjustments	166
Estimated taxable income available to common stockholders (9)	$79,538
Estimated taxable income per diluted common share (9)	$1.05
Diluted weighted average common shares outstanding	76,110

(1)          Estimated taxable income includes estimates of book to tax adjustments which can differ from actual taxable income as calculated when we file our annual corporate tax return.  Since estimated taxable income is a non-GAAP financial measurement, the reconciliation of estimated taxable income available to common stockholders to net (loss) earnings is intended to meet the requirements of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements.  To maintain our REIT status, we are required to distribute a minimum of 90 percent of our annual taxable income to our stockholders.

(2)          Certain adjustments are made to net (loss) earnings in order to calculate estimated taxable income due to differences in the way revenues and expenses are recognized under GAAP and tax.

(3)          To calculate estimated taxable income, actual loan losses are deducted.  For the calculation of net earnings, GAAP requires a deduction for estimated losses inherent in our mortgage portfolios in the form of a provision for loan losses, which are not deductible for tax purposes.  Therefore, as the estimated losses provided for under GAAP are actually realized, the losses will negatively and may materially effect future taxable income.

(4)          Includes GAAP to tax differences related to the ISAC REMIC 2005-2, ISAC REMIC 2006-1, ISAC REMIC 2006-3, ISAC REMIC 2006-4, and ISAC REMIC 2006-5 securitizations, which were treated as secured borrowings for GAAP purposes and sales for tax purposes.  The REMIC GAAP income excludes the provision for loan losses recorded that may relate to the REMIC collateral included in securitized mortgage collateral.  The Company does not have any specific valuation allowances recorded as an offset to the REMIC collateral.

(5)          The mark-to-market change for the valuation of derivatives at IMH is income or expense for GAAP financial reporting purposes but is not included as an addition or deduction for taxable income calculations until realized.

(6)          Represents net (loss) earnings of IFC and ICCC, our taxable REIT subsidiaries (TRS), which may not necessarily equal taxable income.  Starting January 1, 2006, the Company elected to convert ICCC from a qualified REIT subsidiary to a TRS.

(7)          Any dividends paid to IMH by the TRS in excess of their cumulative undistributed earnings and profits taxable income minus taxes paid would be recognized as a return of capital by IMH to the extent of IMH’s capital investment in the TRS.  Distributions from the TRS to IMH may not equal the TRS net earnings, however, IMH can only recognize dividend distributions received from the TRS as taxable income to the extent that the TRS distributions are from current or prior period undistributed earnings and profits taxable income minus taxes paid.  Any distributions by the TRS in excess of IMH’s capital investment in the TRS would be taxed as capital gains.

(8)          Includes the effects to taxable income associated with the elimination of gains from inter-company loan sales and other inter-company transactions between IFC, ICCC, and IMH, net of tax and the related amortization of the deferred charge.

(9)          Excludes the deduction for common stock dividends paid and the availability of a deduction attributable to net operating loss carry-forwards.  As of December 31, 2006, the Company has estimated federal net operating loss carry-forwards of $8.2 million that are expected to be utilized prior to their expiration in the year 2020.

The information in this Item 2.02 of Form 8-K and the Exhibit attached hereto shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Exhibit 9.01          Financial Statements and Exhibits.

(d) Exhibits

99.1                         Press Release Dated March 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: March 7, 2007

	By:	/s/ Gretchen Verdugo
	Name:	Gretchen Verdugo
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit
Number	Description

99.1	Press Release Dated March 5, 2007